Exhibit 4.3

DELHAIZE GROUP SA/NV

as Issuer

ING BELGIUM SA/NV

as Domiciliary Agent

THE BANK OF NEW YORK MELLON

as Trustee

DOMICILIARY AGENCY

AGREEMENT

dated as of April 10, 2012

relating to

$300,000,000 4.125% Senior Notes due 2019

BETWEEN:

(1)	DELHAIZE GROUP SA/NV, at its specified office at Square Marie Curie 40, 1070 Brussels, Belgium (the “Issuer”);

(2)	ING BELGIUM SA/NV at its specified office at avenue Marnix 24, 1000 Brussels, Belgium, as agent (the “Domiciliary Agent”); and

(3)	THE BANK OF NEW YORK MELLON at its specified office at 101 Barclay Street, New York, NY 10286, not in its individual capacity but solely as trustee(the “Trustee”).

WHEREAS:

(A)	The Issuer proposes to issue $300,000,0004.125% senior notes due 2019(the “Notes”) on or about April 10, 2012(the “Issue Date”).

(B)	Notes shall initially be offered and sold in the form of one or more Global Notes (the “Global Notes”).

(C)	The Notes will be issued under and governed by the terms of an Indenture by and between the Issuer and the Trustee dated February 9, 2009(as amended, supplemented and/or restated from time to time, the “Indenture”).

(D)	The Issuer may exchange the Global Notes for definitive registered notes (the “Definitive Registered Notes”) after the Issue Date under certain circumstances as described in the Indenture.

1.	INTERPRETATION

1.1	Definitions

“Certificate” means a certificate that evidences the registration ofa Definitive Registered Note in the name of a Holder in the Register.

“Clearing Agreement” means the agreement dated April 10, 2012by and among the Issuer, the Domiciliary Agent and the NBB.

“Clearing Regulations” means the regulations of the X/N System, as amended from time to time.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

1.2	Headings

Headings shall be ignored in construing this Agreement.

1.3	Statutory Modifications

All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted or to any statutory instrument, order or regulation made thereunder or under such re-enactment.

1.4	Variations

All references in this Agreement to an agreement, instrument or other document (including, without limitation, this Agreement and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, restated or supplemented from time to time.

1.5	Alternative Clearing System

All references in this Agreement to the X/N System and/or Euroclear shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by NBB, the Issuer, the Domiciliary Agent and the Trustee.

1.6	Principal or Interest

References in this Agreement to the principal or interest in respect of any Global Note or Definitive Registered Note, as the case may be, shall be construed in accordance with the relevant provisions of the Indenture.

1.7	Clauses and Schedules

Any reference in this Agreement to a Clause or to a Schedule is, unless otherwise stated, to a clause hereof or to a schedule hereto.

2.	X/N SYSTEM AND/OR EUROCLEAR PROCEDURES APPLICABLE

Transfers of Book-Entry Interests in the Global Notes that are held by Participants through Euroclear will be subject to the laws and regulations applicable from time to time to Euroclear.

3.	APPOINTMENT OF DOMICILIARY AGENT

3.1	Domiciliary Agent

The Domiciliary Agent is hereby appointed, and the Domiciliary Agent hereby agrees to act, (i) as domiciliary agent in respect of the Global Notes to perform the duties of domiciliataire of the Issuer under the Clearing Agreement and (ii) as agent of the Issuer in respect of the Global Notes and the Definitive Registered Notes, as the case may be, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purpose of performing those obligations and duties imposed upon the Domiciliary Agent by this Agreement and the Indenture.

The Domiciliary Agent will not act as paying agent for the Global Notes.

3.2	Additional Duties

The Domiciliary Agent shall perform such duties as are set out in this Agreement together with such additional duties as are set out with respect to theDomiciliary Agent in the Indenture. No obligations or duties of the Domiciliary Agent which are not expressly stated herein or in the Indenture shall be implied.

3.3	Representation and Warranty of the Domiciliary Agent

TheDomiciliary Agent hereby represents and warrants to the Issuer that it is qualified to act in its respective capacities under the provisions of this Agreement, the Indenture and under applicable law.

3.4	Domiciliary Agent to Act for Trustee

At any time after a Default or an Event of Default shall have occurred and shall be continuing or the Global Notes or Definitive Registered Notes, as the case may be, shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under Section 6.10 of the Indenture to the Holders, the Trustee may:

(a)	by notice in writing to the Issuer and the Domiciliary Agent, require the Domiciliary Agent (if other than the Issuer or a Subsidiary of the Issuer) pursuant to this Agreement:

(i)	to hold all Global Notes or Certificates, as the case may be, documents and records held by them in respect of the Global Notes or Definitive Registered Notes, as the case may be, on behalf of the Trustee; or

(ii)	to deliver up all documents and records held by it in respect of the Global Notes or Definitive Registered Notes, as the case may be, to the Trustee or as the Trustee shall direct in such notice; provided that such notice shall be deemed not to apply to any documents or records which the Domiciliary Agent is obliged not to release by any applicable law or regulation; and

(b)	by notice in writing to the Issuer, require the Issuer to make all subsequent payments in respect of the Global Notes or Definitive Registered Notes, as the case may be, to or to the order of the Trustee in accordance with Section 2.05 of the Indenture.

3.5	Notices of Change of Trustee or Domiciliary Agent

The Issuer shall forthwith give notice to the Domiciliary Agent of any change in the Person or Persons appointed as Trustee and shall forthwith give notice to the Trustee of any change in the Person or Persons appointed as Domiciliary Agent.

4.	TRANSFER AND EXCHANGE OF GLOBAL NOTES

4.1	The Global Notes

Upon execution and issuance by the Issuer of any Global Notes and authentication of such Global Notes by the Trustee in accordance with Section 2.03 of the Indenture, the Trustee or its agent will cause the Global Notes to be delivered to and held bythe NBB. Upon receipt of the Global Notes, the Domiciliary Agent will cause the NBB to verify the receipt thereof in writing to the Domiciliary Agent who will immediately deliver a copy of the same to the Issuer and the Trustee.

4.2	The Definitive Registered Notes

In connection with any transfer or exchange under Section 2.07 and Appendix A of the Indenture, the Issuer hereby authorizes and instructs the Trustee to complete (as indicated by the Domiciliary Agent or as initialed by the Trustee itself) any Certificates delivered to the Trustee for execution by the Issuer pursuant to this Clause 4.2, in each case if and as required under Belgian law or the terms of the Indenture, and to send any such completed Certificates to the Issuer for execution, if required for their issuance under Belgian law and the terms of the Indenture. Upon any such execution by the Issuer of the Certificates, or otherwise upon their delivery to the Trustee, the Trustee shall authenticate (in accordance with the provisions of the Indenture) any new Certificate if required to be so authenticated under Belgian law or the terms of the Indenture and shall, upon entry of such Holder in the Register as specified below, deliver a Certificate to the Holder entitled thereto. The Issuer or an agent appointed by the Issuer for such purpose shall register the Holder of such Certificates in the Register in such name or names given to it by the relevant person as set out in Appendix A to the Indenture, and the Issuer or such agent shall promptly notify the Domiciliary Agent that it has done so. The Issuer shall also arrange for such Global Notes and any documents evidencing the exchange of the Definitive Registered Notes or specifying their terms that are required to enable the Domiciliary Agent and/or the Trustee to perform their obligations under this Agreement and the relevant provisions of the Indenture to be made available to the Trustee and/or the Domiciliary Agent from time to time and in accordance with the provisions of the Clearing Agreement.

5.	DUTIES OF THE DOMICILIARY AGENT

5.1	Administrative Duties

If and to the extent specified by the Indenture and the terms of this Agreement, theDomiciliary Agent will:

(a)	receive and process requests for the transfer, exchange, redemption and repurchase of interests in the Global Notes or Definitive Registered Notes, as the case may be, and assist in the exchange of the Global Notes for Definitive Registered Notes and any revised “Schedule of Increases or Decreases in Global Note” in respect of the Global Notes, in each case, in accordance with the terms and conditions of this Agreement and the Indenture, including, without limitation, the restrictions on transfer and exchange set forth in Section 2.07 and Appendix A thereof; and

(b)	carry out such other acts as may be necessary to give effect to the Indenture and the other provisions of this Agreement.

5.2	Transfer, Exchange and Redemption

(a)	Transfers, exchanges and redemption by the Issuer or any Holder of interests in the Global Notes, the issue of a new “Schedule of Increases or Decreases in Global Note” attached to any Global Note and registration of transfers and exchanges of interests in Definitive Registered Notes shall, in each case, be made pursuant to Section 2.07 and Appendix A of the Indenture.

(b)	To the extent permitted under the Indenture, the Issuer, or an agent appointed by the Issuer for such purpose, will receive requests for the transfer of interests in Definitive Registered Notes into interests in any Global Note, and instruct the Issuer, or the agent appointed by the Issuer for such purpose, to make the necessary entries in the Register and instruct the Domiciliary Agent to issue a new “Schedule of Increases or Decreases in Global Note” attached to the relevant Global Note in accordance with the terms and conditions of this Agreement (including, without limitation, those set forth in Clause 5.2 (a), above).

(c)	The Domiciliary Agent will receive requests for the transfer and/or exchange of interests in any Global Note into interests in Definitive Registered Notes, issue a new “Schedule of Increases or Decreases in Global Note” attached to the relevant Global Note in accordance with the terms and conditions of this Agreement (including, without limitation, those set forth in Clause 5.2 (a), above) and instruct the Issuer, or an agent appointed by the Issuer for such purpose, to make the necessary entries in the Register. The Trustee shall cause to be authenticated and delivered (to the extent required by and in accordance with Clause 4.2 and the provisions of the Indenture) to each Holder of an interest in any Definitive Registered Note, a Certificate in respect thereof in the form set out in the Indenture.

(d)	The Domiciliary Agent will receive requests for all other transfers and/or exchanges and/or redemption by the Issuer of the Notes, except as otherwise set forth in Section 2.07 and Appendix A of the Indenture, and shall issue a new “Schedule of Increases or Decreases in Global Note” attached to any Global Note in accordance with the terms and conditions of this Agreement (including, without limitation, those set forth in Clause 5.2 (a) above) to the NBB who will amend the principal amount of the Global Note(s) accordingly. (e)

5.3	Replacement Notes

Replacement Notes shall be issued pursuant to Section 2.08 of the Indenture.

5.4	Cancellation

Cancellation of Notes shall be made pursuant to Section 2.11 of the Indenture.

5.5	Miscellaneous

(a)	The Domiciliary Agent will, if so requested by the Issuer, instruct the NBB and/or Euroclear, as applicable, to send Internal Revenue Service FormsW-8 and/or W-9, as applicable, to the Participants and Indirect Participants with the instruction to deliver such Forms W-8 and W-9 to the Issuer.

(b)	The Domiciliary Agent will, at all times, comply with its obligations under, and enforce the provisions of the Clearing Agreement.

(c)	Should the NBB enter into an agreement with the sub-custodian in accordance with the provisions of Section 5.1 of the Clearing Agreement and inform the Domiciliary Agent thereof, the Domiciliary Agent will request from NBB a copy of such agreement and, on receipt of any such agreement, shall provide a copy of the same to the Issuer.

6.	DOCUMENTS AND FORMS

6.1	Supply of Forms

The Issuer will deliver to the Trustee or an authentication agent named by the Trustee for the performance of its duties hereunder, from time to time, so long as any Definitive Registered Note is outstanding, a supply of forms of Certificatessufficient to meet the Trustee’s anticipated requirements for Certificatesin reasonably sufficient time for the issue of the Certificates.

6.2	Safekeeping of Certificates

The Trustee shall, or shall ensure that the authentication agent does, maintain in safe custody all forms of Certificates delivered to and held by it and shall ensure that Certificates are issued only in accordance with the Indenture and the provisions of this Agreement.

6.3	Information

Within seven days of any request in writing therefor by the Issuer, so long as any of the Definitive Registered Notes are outstanding, the Trustee or the authentication agent shall certify to the Issuer the number of forms of Certificates held by it hereunder.

6.4	Authentication Agent

The Trustee hereby names ING Belgium SA/NV to initially act as authentication agent with respect to the Global Notes.

7.	PAYMENT

7.1	Payment to the Recipient or to the Holders

In order to provide for the payment of principal and interest in respect of the Global Notes or the Definitive Registered Notes, as the case may be, as the same becomes due and payable, the Issuer shall pay or procure to be paid (in respect of the Global Notes) directly to the holders of the book-entry interests in the Global Notes (as shown in the records of the NBB or of a Participant in the X/N System) (the “Recipient”) or (in respect of the Definitive Registered Notes) directly to the Holders of Definitive Registered Notes, for value on the day on which such payment becomes due, an amount equal to the amount of principal and/or (as the case may be) interest falling due in respect of such Global Notes or Definitive Registered Notes, as the case may be, on the due date.The Recipient in respect of the Notes is expected initially to be The Bank of New York Mellon acting as CDI Depositary.

7.2	Manner and Time of Payment and Pre-Advice of Payment

Each amount payable under Clause 7.1shall be paid unconditionally by credit transfer in the payment currency and in same day, freely transferable cleared funds no later than 10.00 a.m. (Brussels time) on the relevant day (with value as defined under Clause 7.1) to such account at such bank as the Recipient may from time to time by notice to the Issuer specify for such purpose subject to receipt of confirmation by the Domiciliary Agent that it has sent no notice of cancellation of the Global Notes to the NBB. The Issuer, shall before 9.00 a.m. (Brussels time) on the second Business Day prior to the day on which the Recipient receives payment for amounts, procure that the bank effecting payment for it confirms by tested telex or SWIFT MT100 message (or any other method acceptable to the Recipient) to the Recipient the payment instructions relating to such payment.

7.3	Payments by the Issuer in respect of the Global Notes

(a)	The Issuer, so long as the Notes are evidenced by the Global Notes and payment is made to it under Clause 7.1, shall make or procure the making of payments of principal and interest in respect of such Notes held through the X/N System to an account specified by the Recipient in accordance with this Agreement and the Indenture.

(b)	In the case of payment of principal, so long as the Notes are evidenced by the Global Notes, the Issuer shall procure that there is noted in the “Schedule of Increases or Decreases in Global Note” to such Global Note, the amount of such payment and the remaining principal amount of such Global Note (which shall be the previous principal amount thereof less the amount of principal then paid) and shall procure the signature of such notation on its behalf.

7.4	Payments by the Issuer in respect of the Definitive Registered Notes

The Issuer shall pay or procure payment of principal and interest in respect of Definitive Registered Notes to Holders, in accordance with this Agreement and the Indenture; provided, however, that the Issuer shall cancel each Certificate against presentation and surrender of which it has made full payment of principal and interest and shall deliver each Certificate so cancelled by it to, or to the order of, the Trustee.

7.5	Method of Payment to Recipient

All sums payable to the Recipient hereunder shall be paid in the payment currency to such account with such bank as the Recipient may from time to time notify to the Issuer.

8.	CANCELLATION, DESTRUCTION AND RECORDS

8.1	Cancellation

All Certificates which are surrendered for transfer, exchange, redemption or repurchase shall be delivered to the Issuer or its appointed agent for cancellation, and the Registrar shall reduce the relevant principal amount on the Register against the name of the Holder unless otherwise instructed by the Trustee.

8.2	Certification of Payment Details

The Domiciliary Agent shall as soon as practicable after redemption, payment, exchange or replacement of Global Notes, upon written request of the Issuer furnish to the Issuer, a certificate stating:

(a)	the aggregate principal amount(s) of Global Noteswhich have been redeemed and the aggregate amount(s) paid in respect of interest paid on each Global Note;

(b)	the Common Code and ISIN numbers of such Global Notes; and

(c)	the aggregate principal amounts of Global Noteswhich have been so exchanged or surrendered and replaced.

8.3	Destruction

Unless otherwise previously instructed by the Issuer or its appointed agent, the Domiciliary Agent or its designated agent shall destroy all cancelled Certificates and send to the Issuer a certificate giving the Certificate numbers, if any, and any Certificates in numerical sequence and the aggregate amount paid in respect of the corresponding Definitive Registered Notes.

8.4	Records

The Domiciliary Agent or, as the case may be, the Registrar, shall keep or cause to be kept a record of the transfer, exchange, payment, redemption and repurchase of all Global Notes or, respectively, Definitive Registered Notes, as the case may be. They shall make or shall cause to be made such record available at all reasonable times to the Issuer.

9.	NOTICES

Any notice or communication by any party hereunder to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier, to the others’ address:

(a)	If to the Issuer, at:

Square Marie Curie 40

1070 Brussels

Belgium

Fax: + 32 2412 8568

Attention: A.M. Silva Gonzalez and William Schoofs (separate notices for each person)

(b)	If to the Domiciliary Agent, at:

ING BelgiumSA/NV

avenue Marnix 24

B-1000 Brussels

Belgium

Fax: +32 2 547 36 86

Attention: Legal Financial Markets

(c)	If to the Trustee, at:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

United States of America

Fax: + 1 212 815 5915

Attention: Corporate Trust Administration

with a copy to:

The Bank of New York Mellon

One Canada Square

London E14 5AL

United Kingdom

Fax: +44 20 7964 2536

Email: corpsovwen@bnymellon.com

Attention: Corporate Trust Administration

Any of the above listed Persons, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; two Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier; provided, however, that any such notice or communication which would otherwise be deemed to have been duly givenafter 4:00 p.m. on any particular day shall not be deemed duly givenuntil 10:00 a.m. on the immediately succeeding Business Day in the place of addressee.

Any notice or communication delivered pursuant to this Agreement to a Holder of Definitive Registered Notes will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier to its address shown on the Register. Failure to mail a notice or communication to such Holder or any defect in it will not affect its sufficiency with respect to other Holders.

All notices to the Holders (while any Notes are represented by one or more Global Notes) shall be made in accordance with Section 10.02 of the Indenture.

If a notice or communication is mailed or published in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

10.	DOCUMENTS AND FORMS

10.1	Distribution by the Domiciliary Agent

The Issuer or its appointed agent shall provide to the Domiciliary Agent for distribution to the relevant Holder upon such Holder’s request:

(a)	specimen Certificates, if the same are prepared; and

(b)	sufficient copies of this Agreement and the Indenture together with electronic copies in a protected file format to be available for inspection, together with any other documents required to be available for inspection or made available to Holders.

11.	INDEMNITY

11.1	Indemnity by the Issuer

The Issuer shall indemnify the Domiciliary Agent (together with theDomiciliary Agent’s directors, officers and employees) against any losses, liabilities, costs, expenses, claims, actions or demands which it may incur or which may be made against it as a result of or in connection with the appointment or the exercise of or performance of the powers, authorities and duties of Domiciliary Agent, as the case may be, under this Agreement relating to the Global Notes or Definitive Registered Notes, as the case may be, except such as may result from its own willful default, fraud, negligence, bad faith or failure to comply with its obligations hereunder or that of its officers, employees or agents provided, however that this Clause 11.1 shall not apply to the extent that theDomiciliary Agentwould act for the Trustee in accordance with Clause 3.4 of this Agreement.

11.2	Indemnity by the Domiciliary Agent

TheDomiciliary Agent shall indemnify the Issuer against any loss, liability, cost, expense, claim, action or demand which the Issuer may incur or which may be made against the Issuer, as a result of or in connection with such theDomiciliary Agent’s own willful default, fraud, negligence, bad faith or failure to comply with its obligations under this Agreement or that of its officers, employees or agents. Notwithstanding the foregoing under no circumstances will theDomiciliary Agent be liable to the Issuer or any other party for the consequential loss (being loss of earnings, good will and operating profit even if theDomiciliary Agent has been advised of the possibility of such loss).

11.3	Payment

In relation to Clause 11.1 and Clause 11.2, the Issuer or the Domiciliary Agent (as applicable) shall indemnify the Domiciliary Agent and the Issuer, respectively and as applicable, promptly upon receipt by the Issuer or the Domiciliary Agent, as applicable, of a demand therefor supported by evidence of such loss, liability, cost, expense, claim, action or demand.

11.4	Domiciliary Agent’ Liability

TheDomiciliary Agent shall not be liable for any loss caused by events beyond its reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or force majeure. TheDomiciliary Agent shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Issuer in connection with the transactions contemplated by and the relationship established by this Agreement even if it has been advised as to the possibility of the same. These provisions will override all other provisions of this Agreement. However, this Clause shall not be deemed to apply in the event of a determination of fraud on the part of theDomiciliary Agent in a non-appealable judgment of a court having jurisdiction.

11.5	Survival of Indemnities

The indemnities set out in Clauses 11.1 and 11.2 shall continue in full force and effect for a period of five years after the termination or expiry of this Agreement.

12.	GENERAL

12.1	Obligations and Duties of the Domiciliary Agent

The Domiciliary Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. No implied duties or obligations shall be read into such documents against theDomiciliary Agent.

Save as set forth in Article 9 of the Indenture, if the terms of the Indenture, the Global Notes or Definitive Registered Notes, as the case may be, are amended on or after the date of this Agreement in a way which affects the duties expressed to be performed by the Domiciliary Agent, it shall not be obliged to perform such duties as so amended unless it has first approved the relevant change to the terms of the Indenture or the Global Notes or Definitive Registered Notes, as the case may be.

12.2	Consultation

TheDomiciliary Agent may consult with legal or other professional advisers selected by it and the written opinion of such advisers shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by theDomiciliary Agent hereunder in good faith and in accordance with the opinion of such advisers.

12.3	Reliance on Documents

TheDomiciliary Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon any, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

12.4	Reliance on Certificates

TheDomiciliary Agent shall be able to rely on the certificate of any party without enquiry as to any statement of such party theDomiciliary Agent requires under the terms of this Agreement to carry out its duties hereunder.

12.5	Other Relationships

The Domiciliary Agent and its affiliates, directors, officers and employees may become the owners of, or acquire any interest in, any Global Notes or Definitive Registered Notes, as the case may be, with the same rights as any other owner or holder, and may engage or be interested in any business transaction with the Issuer without being liable to account to the Holders for any resulting profit, and may act on, or as depository, trustee or agent for, any committee or body of Holders or other obligations of the Issuer as freely as if they were not a party, or connected with a party, to this Agreement.

12.6	Owner

Except as ordered by a court of competent jurisdiction or as required by law, the Domiciliary Agent shall deem and treat the Person in whose name any Global Note is entered in the relevant account of the NBB, the X/N System, or Definitive Registered Note is registered in the Register as absolute owner thereof for all purposes subject to the terms of the Indenture.

12.7	No Lien

The Domiciliary Agent shall not exercise any lien, right of set-off or similar claim against the Issuer, any Holder of the Global Notes or Definitive Registered Notes, as the case may be, or over any amount held by them pursuant to the terms hereof.

12.8	Successor

In this Agreement, “successor” in relation to a party hereto means an assignee or successor in title of such Person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such party hereunder to which under such laws the same has been transferred.

12.9	Conflicts with the Clearing Agreement and the Indenture

To the extent that any terms and conditions set forth herein regarding the duties and obligations of the Domiciliary Agent conflict with the provisions of the Clearing Agreement or the Indenture, the terms of the Indenture and then the Clearing Agreement shall govern (except for the relationship between the Issuer and the Domiciliary Agent, for which the terms of the Clearing Agreement shall govern).

12.10	Amendment and Waiver

The Issuer and the Domiciliary Agent shall only agree to any amendment or modification to this Agreement in compliance with the relevant provisions of the Indenture and with the consent of the Trustee.

12.11	Regarding the Trustee

The Trustee shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it under the Indenture as if the same were specifically set forth herein, mutatis mutandis.

13.	CHANGE IN APPOINTMENTS

13.1	Termination

(a)	Subject to Clause 6, the Issuer, with prior written notice to the Trustee, may at any time terminate the appointment of theDomiciliary Agent by giving to the Domiciliary Agent at least 60 days’ prior written notice to that effect; provided always that no such notice shall take effect until a new Domiciliary Agent(which shall be reasonably acceptable to the Trustee) to exercise the powers and undertake the duties hereby conferred and imposed upon the Domiciliary Agent has been appointed and, provided further that any new Domiciliary Agent holds an account in the X/N System and agrees to be bound by the provisions of the Clearing Agreement.

(b)	Subject to Clause 6, if at any time theDomiciliary Agent shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or similar official of all or any substantial part of its property, or if a receiver of it or of all or any substantial part of its property shall be appointed, or if any public officer shall take charge or control of the Domiciliary Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, or a resolution is passed or an order made for the winding up of the Domiciliary Agent, the Issuer may, with prior written notice to the Trustee, terminate the appointment of theDomiciliary Agent forthwith upon giving written notice and provided that its appointment may not be terminated until a new Domiciliary Agent has been appointed who holds an account in the X/N System and agrees to be bound by the provisions of the Clearing Agreement. The termination of the appointment of theDomiciliary Agent hereunder shall not entitle theDomiciliary Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

13.2	Resignation

(a)	Subject to Clause 6, theDomiciliary Agent may resign its appointment hereunder at any time by giving to the Issuer and the Trustee at least 60 days’ written notice to that effect; provided that no such resignation shall take effect until a new Domiciliary Agent shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Domiciliary Agent and such new Domiciliary Agent holds an account in the X/N System and agrees to be bound by the provisions of the Clearing Agreement.

(b)	If theDomiciliary Agent gives notice of its resignation in accordance with this Clause 13.2 and a replacement Domiciliary Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, theDomiciliary Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, theDomiciliary Agent shall give notice of such appointment to the Issuer and the Trustee whereupon the Issuer and the replacement Domiciliary Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

13.3	Effect of Resignation

Upon its resignation or removal becoming effective:

(a)	the Domiciliary Agent shall forthwith transfer all records held by it hereunder to the successor Domiciliary Agent, but shall have no other duties or responsibilities hereunder, and shall be entitled to the payment by the Issuer, of its remuneration for the services previously rendered hereunder in accordance with the terms of Clause 14 and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith; and

(b)	the Domiciliary Agent shall repay to the Issuer (or to the Issuer’s order) a pro rata proportion (calculated on the basis of the total number of interest payments made and to be made under the Global Notes or Definitive Registered Notes, as the case may be) of the fees paid to it in such capacity hereunder.

13.4	Merger or Consolidation

A corporation into which theDomiciliary Agent is merged or with which it is consolidated or which results from a merger or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Domiciliary Agent under this Agreement. The Domiciliary Agent agrees to do all such further acts and things (if any) as are necessary to give effect to this Clause 13.4. The Domiciliary Agent shall forthwith notify the other parties to this Agreement as soon as practicable after it becomes aware that any such event shall occur, giving details of the date on which such event is to occur and of the successor Domiciliary Agent.

13.5	Vesting of Powers

Upon any successor Domiciliary Agent appointed hereunder executing, acknowledging and delivering to the Issuer and the Trustee an instrument accepting such appointment hereunder, it shall, without any further act, deed or conveyance, become vested with all authority, rights, powers, trusts, indemnities, duties and obligations of the Domiciliary Agent hereunder.

13.6	Change in the appointment of the Domiciliary Agent

In the event that the Domiciliary Agent ceases to hold an account in the X/N System or the appointment of the identity of the Domiciliary Agent is changed in accordance with the provisions of Clauses 13.1 and 13.2, above, the Domiciliary Agent shall remain obligated to fully perform its obligations under this Agreement until a new Domiciliary Agent is appointed, who holds an account in the X/N System, agrees to be bound by the provisions of the Clearing Agreement and fully assumes the function of Domiciliary Agent under this Agreement.

14.	FEES AND EXPENSES

14.1	Fees

The Issuer shall, in respect of the services to be performed by the Domiciliary Agent under this Agreement, pay to the Domiciliary Agent the fee (together with any applicable value added tax thereon which may be imposed in any relevant jurisdiction) as separately agreed in writing.

14.2	Expenses

The Issuer shall also pay, or procure the payment of, (against presentation of the relevant invoices) all out-of-pocket expenses (including, without limitation, reasonable cable and postage expenses and insurance costs but excluding the clearing expenses of the NBB) reasonably incurred by the Domiciliary Agent in connection with its services hereunder, together with any applicable value added tax as aforesaid.

The Issuer shall also pay the clearing expenses of the NBB in accordance with the Clearing Agreement.

14.3	Taxes and Duties

The Issuer agrees to pay, or procure the payment of, any and all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer shall indemnify theDomiciliary Agent on demand against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, reasonable legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure by the Issuer to pay or delay in paying any of the same. All payments by the Issuer made in accordance with this Clause 14.3 (or 11.1 shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as will result in the Domiciliary Agent receiving such amounts as would have been received by it if no such withholding or deduction had been required.

14.4	Amendments to this Clause 14

At the request of the Domiciliary Agent, the parties to this Agreement may, from time to time during the continuance of this Agreement review the fees agreed initially pursuant to Clause 14.1 (Fees) with a view to determining whether the parties can mutually agree upon any changes to such fees.

15.	COUNTERPARTS

This Agreement may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same document and any party to this Agreement may enter into the same by executing and delivering a counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

16.	SEVERABILITY

In case any provision in this Agreement is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

17.	GOVERNING LAW, GOVERNING LANGUAGE AND JURISDICTION

17.1	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of New York.

17.2	Appointment of Process Agent by Issuer

The Issuer has appointed, as its authorized agent (the “Authorized Agent”)Corporate Service Company, upon whom process may be served in any such suit, action or proceeding arising out of or based upon this Agreement, which may be instituted in a court located in the Borough of Manhattan, the City of New York(the “Appointment Letter Agreement”).

17.3	Jurisdiction

The parties hereto submit to the non-exclusive jurisdiction of the U.S. Federal and state courts in the Borough of Manhattan, The City of New York.

17.4	U.S. securities law requirements

If and to the extent required by the Indenture, this Agreement shall be subject to and shall incorporate any requirements of the US Trust Indenture Act of 1939 as in effect at such time.

[signature pages follow]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first above written.

THE ISSUER

DELHAIZE GROUP SA/NV

By:	/s/ A.M. Silva Gonzalez
Name: A.M. Silva Gonzalez
Title: Vice President

Signature Page to Agency Agreement

THE DOMICILIARY AGENT

ING BELGIUM SA/NV

By:	/s/ Luce Rouleff	By:	/s/ Benoît van den Hove
	Name: Luce Rouleff		Name: Benoît van den Hove
	Title: Senior Advisor		Title: Head Legal Financial Markets
Legal Financial Markets

Signature Page to Agency Agreement

THE TRUSTEE

THE BANK OF NEW YORKMELLON

By:	/s/ Trevor Blewer
Name: Trevor Blewer
Title: Vice President

Signature Page to Agency Agreement